FEDERAL HOME LOAN BANK OF PITTSBURGH
KEY EMPLOYEE INCENTIVE COMPENSATION PLAN

I.    EFFECTIVE DATE

This Key Employee Incentive Compensation Plan (“Key Employee Plan” or “Plan”) of the Federal Home Loan Bank of Pittsburgh was originally established effective as of January 1, 2013. Incentive Awards (“Awards”) may be paid for the Plan Year (January 1 to December 31 of each year) in accordance with the provisions of this Plan. The goals for the Plan Year and terms of the Awards shall be set forth in a separate Attachment to this Plan. This Plan shall continue until terminated.

II.    PURPOSE AND OBJECTIVES

The Plan is designed to retain and motivate key employees and reward the: (i) achievement of key annual goals and (ii) maintenance of satisfactory financial condition and member value over the longer term.

III.    PLAN ADMINISTRATION

The Plan is administered by the President; subject to review of aggregate Award payments to be made to Plan participants by the Human Resources Committee of the Board of Directors (the “Committee”) and the Board of Directors (the “Board”).

A.	Responsibilities of the President

The President is responsible for approval of: Plan participation, performance goals, Bank achievements, and Awards regarding individual or group goal achievement for participants under this Plan. The President will review with the Committee and the Board the aggregate amount of Awards to be paid to Plan participants.

B.    Responsibilities of the Committee

The Committee will review recommendations from the President and present final recommendations to the Board for its approval.

C.    Responsibilities of the Board

The Board will review and approve (as it determines appropriate) recommendations from the Committee and the President.

IV.    ELIGIBILITY

The Bank’s key employees are eligible to participate on the terms described in this Key Employee Plan. Upon designation as a participant, each participant will be provided a copy of the Plan.

V.	KEY EMPLOYEE PLAN AWARD OPPORTUNITY LEVELS

A summary of the Award levels is attached as Attachment A. Each participant shall be provided with a separate document showing his/her level of participation in the Plan.

VI.    PERFORMANCE MEASURES

The Plan Year for the Award opportunity shall mean the annual period ending December 31 (unless otherwise specifically stated in regard to a goal(s) in the applicable goal attachment to this Key Employee Plan for the Plan Year). The Plan goals can be both quantitative and qualitative. Overall performance of Bank goals, and individual and group goals (as applicable), as well as individual performance objectives as measured through the Bank’s performance evaluation process, in aggregate, quantify the performance measures under the Plan that will be considered when determining overall actual performance and any Award payout amount.

Certain positions have a greater and more direct impact than others on the achievement of Bank performance. Those differences are recognized by varying the incentive opportunity expressed as a percentage of a participant's base salary. For key employees, generally, the greater the control and influence a participant can exert over Bank goals, the larger a portion of their Award will be based on Bank performance. Key employee goals may consist solely of Bank goals or they may include a combination of Bank goals and individual or group goals as determined by the President.

In general, goals requiring attainment of specified performance or completion of specified tasks and activities shall not be considered as having been met when the actual performance as measured by completion of the activities has not been attained. Interpolation of Award amounts is permissible for achieved performance (measured by completion of the stated goals) at levels between threshold and target, and target and maximum. Awards for performance results between the threshold and target levels are calculated as a percentage of the target level. Awards for performance between the target and maximum levels are calculated as a percentage of the maximum level. Additionally, the specific terms of an approved goal(s) may establish further standards for interpolation.

VII.	AWARD DETERMINATION AND PAYMENT

No participant has a vested right to any Award under the Plan until: (i) the determinations of Award payments have been made by the Board and the President as set forth below; (ii) the participant has met all applicable requirements for such Award and for receiving payment of such an Award, including, without limitation, any continued service and performance requirements as set forth in this Plan; and (iii) all the other conditions and criteria regarding payment of such Award as set forth in this Key Employee Plan are met.

At the conclusion of the applicable Plan Year, the President, after considering the Bank's performance against the Bank goal(s), individual performance, actual overall Bank performance, and other factors, as he deems appropriate, shall recommend to the Committee and the Board the aggregate amount of Awards to be paid to participants under this Plan. Thereafter, following the Board’s determination, the President is responsible for approval of specific Awards to be paid to participants in accordance with the terms of this Plan.

A participant who is on formal corrective action for performance at any time during the Plan Year, or is rated as “Needs Improvement” or “Unsatisfactory” on their most recent performance evaluation will be ineligible to receive any payment of any Award.

In order for any Award payment to be made, the most recent examination by the Federal Housing Finance Agency (“Finance Agency”) of the participant’s area(s) of responsibility must not have identified any unsafe or unsound practice or condition.

A.	Assessment of Performance

Following December 31 of each Plan Year and the review by the Board of the aggregate Award amounts to be paid to the participants under this Plan for the Plan Year, each participant’s individual Total Award will be determined by the President. Then, such Total Award, if any, will be divided such that: 1) 70 percent of the Total Award shall be referred to as the “Current Incentive Award” and 2) the remaining 30 percent of the Total Award shall be referred to as the “Deferred Incentive Award.” The following illustrates how the 2013 Current Incentive Award and Deferred Incentive Award would be paid:

Payment	Description	Payment Year*
Current Incentive Award	70% of the Total Award	2014
Deferred Incentive Award installment	Up to 10% of the Deferred Incentive Award	2015
Deferred Incentive Award installment	Up to 10% of the Deferred Incentive Award	2016
Deferred Incentive Award installment	Up to 10% of the Deferred Incentive Award	2017
*Payment will be made no later than March 15 in the year indicated.

All payments are subject to the terms of this Plan, including Section B below.
Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions, and restrictions so imposed.

B.	Payment of Each Deferred Incentive Award Installment Contingent on the Bank Continuing to Meet Stated Criteria and Contingent on the Participant Meeting Stated Payment Criteria

1.    Maintenance of Satisfactory Bank Performance

Except as set forth in Subsection 2., it is intended that a condition to payment of each Deferred Incentive Award installment is that in the annual period preceding the designated Payment Year for such installment, the Board determines that the Bank has met at least one (1) of the Deferred Incentive Award criteria set forth in Attachment B to this Plan. The Board’s determinations regarding whether such criteria have been met for purposes of the Executive Officer Incentive Compensation Plan (“Executive Plan”) shall also govern the payment of each Deferred Incentive Award installment due under this Plan. This provision shall not in any manner limit the President’s and Board’s authority under Articles VIII. and IX. of the Plan.

2.	Board Discretion—Strategic Transactions

If prior to payout of all Deferred Incentive Award payments, the Board approves a PLMBS risk reduction strategy as defined in the Executive Plan, then, in such case, the Bank does not have to meet any of the Deferred Incentive Award criteria in the annual period preceding each designated Payment Year and the Board may waive this condition separately on a year-by-year basis as to each remaining unpaid Deferred Incentive Award installment. The Board’s waiver determinations under the Executive Plan with respect to an installment payment(s) shall also govern the payment of the applicable Deferred Incentive Award installment(s) due under this Plan.

If prior to the payout of all Deferred Incentive Award payments a Change in Control event occurs (as defined in the Executive Plan) then, in such case, all unpaid Deferred Incentive Awards: (i) shall vest 30 days after the Finance Agency issues its written approval of such a transaction and (ii) shall be paid to the participants 30 days after the closing of the transaction.

3.	Termination of Employment; Pro-Rated and Deferred Incentive Award Payments; Participant Performance Condition

Participants who terminate employment with the Bank for any reason, other than death, disability, or retirement prior to the Current Incentive Award payout date will not be eligible for an Award. Participants who are hired during the Plan Year or whose employment ends due to involuntary termination(1) (excluding involuntary termination for cause(2)), death, disability, or retirement prior to the Current Incentive Award payout date may be eligible to be considered for a pro-rated Current Incentive Award.(3)

(1) “Involuntary termination” shall be interpreted consistent with “separation from service” as defined in the IRS 409A Regulations and exclude termination for cause and shall include a “resignation for good reason” as defined by the IRS 409A Regulations.

(2) For purposes of the Plan, “cause” means: (1) continued failure of the Participant to perform his or her duties with the Bank (other than any such failure resulting from disability), after a demand for performance, pursuant to a resolution of the Board, is delivered to the participant by the chair of the board, which specifically identifies the manner in which the participant has not performed his or her duties; (2) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, or regulation (other than routine traffic violations or similar offenses); or (3) removal of the participant by or at the direction of the Federal Housing Finance Agency pursuant to federal laws, rules, and regulations, including 12 U.S.C. §4501 et. seq. as amended or by any successor agency to the Federal Housing Finance Agency pursuant to a similar statute.

(3) “Retirement” for purposes of this Plan is defined as a participant meeting one of the following criteria: (1) 60 years of age or older with at least 5 years of service; (2) 65 years of age or older regardless of service; (3) age 55 or older with at least 10 years of service; or (4) the combination of the participant’s age and years of service equals or exceeds 80; provided that, in each such case, the participant enters into a non-solicitation agreement in the form required by the Bank regarding the Bank’s customer’s and employees. “Disability” shall be interpreted consistent with IRS 409A Regulations.

Participants who terminate employment due to retirement or involuntary termination (other than for cause) after the Current Incentive Award payout date but before completion of the payment of all corresponding Deferred Incentive Award installments (as set forth above) shall receive such Deferred Incentive Award installment payments at the same time as such payments are made to Plan participants who are current Bank employees. Participants who otherwise resign employment before the completion of the payment of all corresponding Deferred Incentive Award installments shall not receive payment of such installments. Any participant that is terminated by the Bank for cause (as defined in this Plan) prior to receiving payment of all corresponding Deferred

Incentive Award installments shall not receive payment of any remaining unpaid Deferred Incentive Award installments. This provision shall not in any manner limit the President’s and Board’s authority under Articles VIII. and IX. of the Plan.

In the case of a participant whose employment terminates due to death or disability before completion of the payment of all corresponding Deferred Incentive Award installments, such installments shall promptly vest following the death or disability and the remaining installments shall be paid by the Bank within 90 days of the date of death or determination of disability.

C.    Provisions Applicable to All Awards Under the Plan

Except as expressly set forth otherwise in this Plan, payments under the Plan are intended to satisfy the “short-term deferral” exception under Section 409A of the Internal Revenue Code (“Code”). Each payment under the Plan will be treated as a separate payment for purposes of Section 409A of the Code and corresponding IRS 409A Regulations. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether federal, state, or local. For the avoidance of doubt, participants will be solely responsible for any applicable taxes (including income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt of any Award under the Plan. The payment of any Award shall be subject to such obligations, terms, and conditions as the President, the Committee, or the Board may specify in making the Award and, in exercising their discretion to make any Award determinations hereunder. Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions, and restrictions so imposed.

VIII.    CLAWBACK AND REDUCTION OF AWARDS
In the event of gross misconduct, gross negligence, materially inaccurate financial statements, erroneous performance metrics related to incentive goal calculation, or conviction of a felony, the President and the Board will have the authority to adjust Award amounts or reclaim Award payments. For the avoidance of doubt, the Bank may in its sole discretion, decline to adjust the terms of any outstanding Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to a participant or the Bank.
The President or the Board (as applicable) will utilize discretion to reduce the amount of any Current Incentive Award and Deferred Incentive Award installments if either determines that:

(i)	Operational errors or omissions result in material revisions to the financial results, information submitted to the Finance Agency, or data used to determine Award payment amounts;

(ii)	The submission of information to the Securities and Exchange Commission (“SEC”), the Office of Finance (“OF”), and/or the Finance Agency has not been provided in a timely manner; or

(ii)
The Bank fails to make sufficient progress, as determined by the Finance Agency and communicated to Bank management and/or the Board by the Finance Agency, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring executive management’s attention.

IX.    TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time or from time to time be amended, suspended, or reinstated and may at any time be terminated by action of the Board. The President has the power and authority to construe, interpret, and administer the Plan. Except as otherwise set forth in this Plan, any decision arising out of or in connection with the construction, interpretation, or administration of the Plan will lie within the President’s absolute discretion and will be binding on all parties. No provision of this Plan shall create any right to continued employment.

Attachments

Attachment A—Award Levels

Incentive Award Opportunity Levels (expressed as a percentage of base salary)

Participant Level	Threshold Incentive Award Opportunity	Target Incentive Award Opportunity	Maximum Incentive Award Opportunity
Managing Director and Senior Director	18%	27.5%	37%
Director	16%	22%	28%

Attachment B

2014

Criteria for Payment of Deferred Award Installments

(1) Market Value of Equity to Par Value of Capital Stock (MV/CS) - Maintain MV/CS above 105% on average throughout the year.
(2) Retained Earnings Level - Maintain enough retained earnings to exceed the Bank's retained earnings target at each year end of deferred payment period.
The Board will consider the following criteria and may exercise its discretion to adjust an award based on such criteria:

Remediation of Examination Findings. Defined as the Bank making sufficient progress, as determined by the FHFA and communicated to Bank management or the Board of Directors by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring executive management's attention. Refers to examination findings from the examination during the applicable deferral year for the installment. For example, for the 2014 installment (payable in 2015), the applicable examination is the 2014 examination.

Timeliness of FHFA, SEC, and OF Filings. Filings defined as SEC periodic filings, call report filings with FHFA, and FRS filings with OF that are timely filed and no material restatement by the Bank is required.

Notes: at least one of the (1) and (2) stated quantifiable criteria above must have been met in the preceding year in order for any installment payment to be made. In the event that both of the (1) and (2) stated quantifiable criteria are met in the preceding year, the payment will be made at 110% of the deferred amount. In no event shall the aggregate amount of any Current Incentive Award and Deferred Incentive Award installments paid to a participant in any payment year exceed 100 percent of the participant's base salary.

2014 Incentive Goal Scorecard (01/2014)

	Goal	Weight	Risk Mgmt. Weight	Threshold	Target	Max	YTD	Full YR. Forecast
Serve the Membership
Core Mission Activities as defined by the Bank *

Increase the average number of Bank products used by members, which includes execution of the following transactions in 2014 by all members: Advances, LCs, Safekeeping, MPF Original/Government and MPF Xtra
		15% 15%	15% 15%	83.0% 1.70	87.5% 1.80	92.0% 2.00
Vitalize Communities	Increase the number of members utilizing community investment products, which includes AHP, BOB, CLP and FFD	15%	15%	109	114	124
Build Strength and Flexibility
Profitability as measured by adjusted earnings relative to GAAP capital in excess of average three month LIBOR within identified risk parameters .
See Attachment 1.

Workforce Evaluation as defined by the Bank.
See Attachment 2.
		30% 10%	25% 10%	337bp 100% Complete Group A	419bp 100% Completion of Membership and one other unit from Group B	500bp 100% Completion of the entire Group B
Operational Excellence	Success on these equally weighted, cross departmental staff goals: Establish a Capital Plan sufficient for the Bank to (i) become a consistently high performance FHLBank and (ii) be prepared to successfully address future uncertainties. Improve the Bank's capabilities related to business continuity.	15%	20%	Interpolation of results based on completion of the identified staff goals

* Core Mission Activities: Target is full year average in operating plan. Threshold and Maximum are based on two standard deviations of annual changes from 2001 (historical volatility is 2.27%).

2014 Incentive Goal Scorecard
Attachment 1: Adjusted Earnings Definition

	Goal	Weight	Risk Mgmt. Weight	Threshold	Target	Max	YTD	Full YR. Forecast
Build Strength and Flexibility	Profitability as measured by adjusted earnings relative to GAAP capital in excess of average three month LIBOR within identified risk parameters (actual duration of equity). GAAP Net Income adjusted for: • Advance prepayment fees • Mortgage Delivery Commitments (MPF G&L) • EaR and unrealized G&L on securities (change from base removed) • Legal settlements (i.e., PLMBS litigation) • Derivative ineffectiveness	30%	25%	337bp	419bp	500bp

2014 Incentive Goal Scorecard
Attachment 2: Workforce Evaluation

	Goal	Weight	Risk Mgmt . Weight	Threshold	Target	Max	YTD	Full YR. Forecast
Build Strength and Flexibility
Workforce Evaluation as defined by the Bank

The workforce evaluation will consist of:
•    Scenario Forecast- The assessment of the unit’s strategic alignment with the Bank’s Strategic Plan 2014-2018
•    Demand Forecast - A review of several key areas impacting the unit’s human capital requirements, including skills and competencies
•    Supply Forecast- A review of existing and available resources including assessments of external and internal resources
•    Gap Analysis and Action Plan - A roadmap for the workforce plan in terms of talent acquisition, retention, development and/or deployment

The completed workforce evaluations will be evaluated and approved by the CEO prior to implementation.

Threshold reflects fully completed and operational plans for Group A. Target will be completion of Membership and one other of the groups from Group B. Maximum will be completion of the final two groups in Group B.
		10%	10%
Group A

Capital Markets

Corporate Risk
•    Credit Risk
•    Market Risk
•    Operations Risk

Technology
•    Business Solutions
•    Data Services
•    Infrastructure and Operations
•    Information Security
•    IT Services

Legal/GR/HR
•    Legal
•    Gov’t Rel.
•    Human Res.
					Group B Membership • Member Services • Product Delivery • Communications • Community Investment Finance Internal Audit Strategy • Process Mgmt. • Administration